Exhibit 10.1

LOAN AGREEMENT*

In San Juan, Puerto Rico on the thirty-first (31st) of August, two thousand and five (2005).

APPEAR:

AS PARTY OF THE FIRST PART: MARGO STATE LINE, INC. (hereafter the “DEBTOR”), a corporation organized and existing under the laws of the State of Florida, with employer tax identification number 20-2239817, represented in this act by its President, MR. JUAN BAUTISTA MEDINA ARROYO, with social security number ###-##-####, of legal age, married, proprietor and resident of Bayamón, Puerto Rico, who represents and warrants that he is duly authorized to represent the DEBTOR in this agreement, to which he commits to proving, when and as often as necessary; and

AS PARTY OF THE SECOND PART: DORAL BANK (hereafter “DORAL”), a banking corporation organized and existing under the laws of Puerto Rico, with employer tax identification number 66-0387312, represented in this act by its Executive Vice President, MR. ROLANDO RODRÍGUEZ MANCEBO, with social security number ###-##-####, of legal age, married, banker and resident of Guaynabo, Puerto Rico, who represents and warrants that he is duly authorized to represent DORAL in this agreement, to which he commits to proving, when and as often as necessary, and

DECLARE, CONVENE AND PROMISE AS FOLLOWS:

FIRST: The DEBTOR has requested of DORAL a loan or financing for the principal sum of FOUR HUNDRED EIGHTY-SIX THOUSAND DOLLARS ($486,000) (the “LOAN”). The DEBTOR represents and warrants to Doral that the product of the LOAN will be used solely and exclusively for the purposes that appear on the sheet attached to this agreement, which is incorporated herein as Addendum I and subject to the contents of Addendum I.

SECOND: By virtue of all the aforementioned in this agreement, DORAL commits to grant to the DEBTOR and the DEBTOR in turn to receive from DORAL the financing or loan described below in this agreement, all under the arrangement of the following

TERMS AND CONDITIONS:

2.1	Amount of the LOAN:

The LOAN will be in the principal amount of FOUR HUNDRED EIGHTY-SIX THOUSAND DOLLARS ($486,000).

*   This is an English translation of the original Loan Agreement entered into between Margo State Line, Inc. and Doral Bank. Pursuant to Rule 306 of Regulation S-T, a signed original of the original Loan Agreement has been retained by the Company and furnished to the Securities and Exchange Commission upon request.

2.2	Debtor:

The LOAN will be granted by DORAL to the DEBTOR, that is, to the MARGO STATE LINE, INC., a corporation organized under the laws of the State of Florida, United States (employer tax identification number 20-2239817).

2.3	Interest:

Subject to the provisions of Section 2.10 of this agreement, the LOAN will accrue interest at an annual fixed rate of SIX POINT FIVE ZERO PERCENT (6.50%). After maturity or in the event of default in the payment of the principal or the interest of the LOAN within ten (10) natural days following its maturity, and as long as the default remains uncured, the annual interest rate of the LOAN will increase by two hundred (200) basis points. In the event of any other default by the DEBTOR of any of the terms and conditions of this agreement which is not cured within ten (10) natural days following its occurrence, and as long as the default remain uncured, the annual interest rate of the LOAN will increase by two hundred (200) basis points.

2.4	Maturity and Form of Payment:

The interests on the funds owed under of the LOAN will be paid in eighty-three (83) equal monthly installments of principal and interest, beginning thirty (30) days following the disbursement of the LOAN by DORAL, in the amount of SEVEN THOUSAND ONE HUNDRED FIFTY-EIGHT DOLLARS AND FIFTEEN CENTS ($7,158.15) each, plus a last monthly payment of principal and interest, payment number eighty-four (84), in the amount of SEVEN THOUSAND ONE HUNDRED FIFTY-SEVEN DOLLARS AND NINETY-FOUR CENTS ($7,157.94).

The LOAN will mature on the seventh (7th) anniversary of the date of execution of this agreement. See Section 2.10 of this agreement. The LOAN will be due, therefore, on August thirty-one (31), two thousand twelve (2012).

2.5	Bank Fee:

DORAL will charge a non refundable bank fee in the amount of FOUR THOUSAND EIGHT HUNDRED SIXTY DOLLARS ($4,860). This commission will be included in the first disbursement of the LOAN, earned completely by DORAL at that moment and deducted and charged by DORAL from the product of the disbursement of the LOAN. Such fee will not be refundable.

2.6	Use of Funds:

The funds product of the LOAN will be used by the DEBTOR only and exclusively for the purposes that appear in the sheet attached to this agreement, and made a part hereof as Addendum I and subject to the content of Addendum I.

2.7	Penalty for Late Payment and Increase in Interest Rate upon Default:

The DEBTOR will pay DORAL an amount equal to FIVE PERCENT (5%) for any installment of principal and/or interests of the LOAN paid ten (10) natural days or more after its maturity. In the event any default in the payment of any installment of the principal or interests of the LOAN that continues ten (10) natural days or more after its maturity, or any default by the DEBTOR under this agreement or any of the other documents subscribed or to be subscribed by the DEBTOR in connection with this agreement, not cured within ten (10) natural days after its occurrence, and as long as such default remains uncured, the interest rate of the LOAN will increase by 200 basis points.

2.8	Collateral and Guarantee:

THE LOAN will have the following collateral and guarantees:

a.
Guaranteed first lien in favor of DORAL and a first priority security interest in favor of DORAL over the equipment described in Addendum II to this Agreement (hereafter, the “EQUIPMENT”), and a pledge in favor of DORAL of the proceeds received by the DEBTOR, or to which the DEBTOR is entitled to receive, from the sale, lease and/or taking of all or part of the EQUIPMENT, up to a maximum of FOUR HUNDRED EIGHTY-SIX THOUSAND DOLLARS ($486,000) (hereinafter, the “EQUIPMENT SECURITY INTEREST”).

2.9	Due Dates and Advance Payment:

The LOAN will mature in its entirety on August thirty-one (31), two thousand twelve (2012) and shall be payable as provided in Section 2.4 of this agreement.

In the event of any prepayment for the total amount of the LOAN before its maturity with the product of any refinancing (except for refinancing granted by DORAL and/or entities affiliated to DORAL), the DEBTOR will be obligated to pay DORAL a non refundable penalty equal to ONE POINT FIVE PERCENT (1.5%) annually on the unpaid balance of the LOAN at the moment of prepayment until the maturity of the LOAN. This penalty for prepayment will be paid by the DEBTOR to DORAL simultaneously with the prepayment of the LOAN.

2.10	Changes in Laws or Regulations Applicable to Doral:

In the event of an increase in cost of funds to Doral as a result of any change in a law, rule, or regulation that becomes effective after the date of the execution of this agreement and which is applicable to DORAL, the interest rate of the LOAN will increase after the date in which the law, rule or regulation becomes effective. This increase in the interest rate of the LOAN will be only the amount sufficient for DORAL to recover the increase in the cost of its funds through the increased interest rate, in one part of said funds, equal at all times to the unpaid balance of the LOAN’s principal.

2.11	Source of Payment:

The DEBTOR contemplates paying the loan with funds provided by the following sources or a combination of the same:

a.
A refinancing of the LOAN on or before its maturity. The parties appearing herein acknowledge, recognize and accept that neither DORAL nor its related or affiliated entities have the moral or legal obligation of any kind to grant or disburse the aforementioned refinancing, as well as that the DEBTOR’s obligation to pay the LOAN upon maturity is in no way conditioned to the approval, concession, or disbursement of said refinancing.

b.	Other funds of the DEBTOR.

c.	The product of the sale or lease of the EQUIPMENT.

2.12	Disbursement of the Loan and Promissory Note:

DORAL has disbursed the LOAN in its entirety in a manner satisfactory to the DEBTOR, simultaneously with the granting of this agreement, with the deductions and/or retentions described in Addendum I of this agreement, if any, and the DEBTOR so acknowledges and accepts.

2.13	Promissory Note:

The funds owed and to be owed under this LOAN have been evidenced by a promissory note issued at this same date by the DEBTOR to the order DORAL, for the principal amount of FOUR HUNDRED EIGHTY-SIX THOUSAND DOLLARS ($486,000). A copy of said promissory note is attached as Addendum III of this agreement and made a part hereof. DORAL acknowledges receipt of the original promissory note (the “CASHIER’S NOTE”) by appearing in this agreement.

2.14	Representations and Warranties of the DEBTOR:

To induce DORAL to grant the LOAN to the DEBTOR, the DEBTOR represents and warrants DORAL the following:

a.	The provisions of Section FIRST of this agreement are correct and true and nothing in that section is misleading.

b.
The DEBTOR has the legal capacity to take the LOAN, enter into this agreement, subscribe and deliver the CASHIER’S NOTE, the EQUIPMENT SECURITY INTEREST and all the other documents, if any, in connection with the LOAN and/or the guarantees or collaterals of the same and subscribed by the DEBTOR.

c.
Nothing in this agreement or in any other document in connection with the LOAN and/or its collaterals or guarantees violates any provision of contract(s) or agreement(s) that obligate or bind the DEBTOR or contained in the documents through which the DEBTOR was created.

d.
Nothing in this agreement or in any other document in connection with the LOAN and/or its collaterals or guarantees violates any law(s), rule(s), regulation(s), norm(s), sentence(s), decree(s) or similar instrument(s) that obligate or bind the DEBTOR.

e.	The DEBTOR is a corporation duly constituted and doing business and in good standing in accordance with the laws of the State of Florida and its President is MR. JUAN BAUTISTA MEDINA ARROYO.

f.
MR. JUAN BAUTISTA MEDINA ARROYO is duly authorized by the Board of Directors of the DEBTOR to appear in this agreement in representation of the DEBTOR, as well as in all other documents granted or to be granted by the DEBTOR in connection with this LOAN.

g.
This agreement, the CASHIER’S NOTE, the EQUIPMENT SECURITY INTEREST and other documents, if any, subscribed by the DEBTOR in connection with this LOAN and/or its collaterals or guarantees, are valid and obligate and bind the DEBTOR.

h.
There are no litigation, suits, judicial actions, or claims or similar proceedings pending against the DEBTOR, some or any of them, be it in the courts of justice or administrative agencies, or arbitration forums or anything similar, which either individually or in conjunction, will result in adverse material change(s) in the business or operations or financial condition of the DEBTOR, some or any of them and there is no threat of such litigation, suit, judicial action or claim or similar proceedings.

i.	The DEBTOR is not insolvent or incapable of paying their respective debts on their respective maturities.

j.	There is no bankruptcy, reorganization or similar proceedings filed by or against the DEBTOR.

k.	The EQUIPMENT SECURITY INTEREST has a rank of first mortgage and is not subordinated to any other charge or lien.

l.	The premiums of all the insurance policies mentioned in this agreement have been paid and said policies are fully valid and in effect.

m.	The DEBTOR maintains its accounting books and files in Puerto Rico.

n.
The pledge and security interest in favor of DORAL as described in Section 2.8(a) are in first degree and are not junior or subordinate to charge, lien, or guaranteed interest of any kind, except for those mentioned in the aforementioned section, if any.

o.
The DEBTOR is duly authorized and has the necessary legal capacity to be owner of its properties and to conduct business as it currently does and has all required licenses and permits to do so, if any be required.

p.	Margo Caribe, Inc. is the owner of ONE HUNDRED PERCENT (100%) of the common stock issued and outstanding of the DEBTOR.

2.15	Obligations of the DEBTOR:

To induce DORAL to grant the DEBTOR the LOAN, the DEBTOR promises the following as long as any amount of principal or interest is still owed by virtue of this LOAN:

a.
Will maintain or cause to maintain in full force and effect policies for fire, earthquake, hurricane, flood, vandalism, theft, extended coverage, and builder’s risk over the EQUIPMENT, as applicable, issued by solvent insurance companies acceptable to DORAL, for minimum coverage amounts acceptable to DORAL.

b.
Will include or cause that DORAL be included as additional insured in the policies mentioned in Section 2.15(a) of this agreement relative to EQUIPMENT along with the DEBTOR as their respective interest may appear.

c.	Will send or cause to be sent to DORAL complete copies of all insurance policies mentioned in Section 2.15(a) of this agreement, of all renewals and evidence of punctual payment of their premiums.

d.	Will cause guaranteed interests that form part of the collateral or guarantee of the LOAN be informed immediately to the State Department through the corresponding Financing Statements.

e.
Will request that the insurance companies that issued or issue all the aforementioned insurance policies notify DORAL of any changes, renewals or cancellations of said policies, as well as any arrears of delay in the payment of their premiums.

f.
The DEBTOR will not sell or transfer the EQUIPMENT, except through bona fide transactions with persons not related or affiliated to the DEBTOR and through the consideration of sufficient payment to reflect the fair market value of the property sold or transferred.

g.	The DEBTOR will not sell the EQUIPMENT without the previous written consent from DORAL.

h.	Will maintain or cause to maintain that the EQUIPMENT and all its improvements be maintained in good state of conservation and maintenance.

i.
In general, all payments of debts will be kept current and up to date as well as in compliance with all obligations, including the necessary permits and licenses, if any, to be owner of its assets and to operate its businesses.

j.	Will comply with all laws, rules, regulations, norms, decrees, sentences, resolutions, and similar instruments that may apply.

k.	Will pay the principal and interests of the LOAN on time.

l.	Will grant clarifying motions or other additional documents deemed necessary so that guaranteed liens and interests that are a part of the collateral or LOAN guarantee be valid and binding.

m.	Will not transfer, mortgage, lien, or assign, except in favor of DORAL, the securities and assets that are a part of the collateral or guarantee of the LOAN.

n.	Will maintain a checking account with DORAL BANK.

o.
Will pay or ensure the immediate payment of all legal fees relative to the LOAN documents, as well as seals on any Financing Statement(s) in connection with the LOAN submitted to the State Department of Puerto Rico.

p.
Will maintain files, documents, and accounting books in Puerto Rico and will submit to DORAL its financial statements every quarter, and if so required by DORAL, will make accessible its books to be examined and audited by DORAL.

q.
Will send or ensure delivery to DORAL annually, the DEBTOR’s financial statements. For financial statements of natural persons, these should be sent to DORAL on or before the fifteenth (15th ) of April of each year. Likewise, those financial statements pertaining to legal entities should be sent to DORAL within ninety (90) natural days following the end of the fiscal year of the legal entity to whom the financial statements correspond. The financial statements will include a certification by the accountant in charge of their preparation indicating that according to the accountant’s best knowledge and understanding, and in his/her opinion, the DEBTOR is not defaulting or in default with its obligations under this agreement and all other documents in connection with this LOAN and/or its guarantees or collaterals.

r.
Will defend, indemnify and keep DORAL and its stockholders, directors, officers, employees, agents, consultants, owners, and representatives of DORAL free from any liability, loss, damage, cost, or expense suffered, incurred or threatened as a result or alleged result, directly or indirectly, of any default of the DEBTOR’s part in its obligations under this agreement and the other documents in connection with this LOAN and/or its guarantees and/or collaterals, and/or as a result and/or alleged result of any notification, complaint, claim, suit, litigation, rule, regulation, norm and/or any other legal requisite, including, without limiting the generality and amplitude of the foregoing costs, legal expenses, legal and/or consulting fees, costs for environmental clean-up, removal and disposal of waste and/or substances and/or toxic, dangerous, contaminated materials, contaminants and/or controlled substances, costs for repairs or mitigation of damages to natural resources, fines, penalties, and/or injury to persons or personal property or real property and/or businesses and/or business entities or any other legal or natural entity, including, without limitation, all liabilities, responsibilities, claims, and past, present and/or future obligations resulting from or allegedly resulting from, direct or indirectly, relative to, direct or indirectly, the environmental condition of its real properties and/or other assets, personal or real and/or other assets included in the PROPERTY, and/or subsoil and/or the existence or alleged existence of any environmental danger or risk on its personal and real property and/or the subsoil and/or any discharge, alleged discharge or threat of any discharge of toxic, dangerous, contaminated, contaminants and controlled substances of any kind in, on, or under its personal and real property and/or its subsoil, at any time or moment, regardless if it is caused or allegedly caused or not by DORAL and/or its stockholders, and/or directors and/or officers, and/or employees and/or consultants and/or directors and/or owners and/or agents and/or representatives and/or within and/or under their control or any or some of them.

2.16	Default:

DORAL may, in its sole option and discretion, accelerate the maturity of the LOAN, and/or proceed to collect it through judicial or extra judicial means, and/or execute its liens on the collaterals or guarantees, if any of the following events or omissions should occur, all of which will be considered noncompliance on the DEBTOR’s part when they are notified by DORAL to the DEBTOR and thirty (30) calendar days have elapsed commencing the date of notification:

a.	Non payment of any of the installments of interest or principal of the LOAN within thirty (30) natural days immediately following their respective maturities.

b.	Noncompliance by the DEBTOR of any of the terms and conditions of the LOAN and/or any other obligation it may have with DORAL.

c.	The commencement by or against the DEBTOR of any voluntary or involuntary proceeding under the Bankruptcy Law of the United States of America or any similar law to statute.

d.	Insolvency of the DEBTOR or the DEBTOR’s incapacity to comply punctually with its obligations or pay its debts on time.

e.	Presence on the PROPERTY of Dangerous Substances in the DEBTOR’S real property.

f.	Failure to timely pay territory taxes on its real property. Failure to timely pay the taxes, rights or patent over any personal property.

g.	Failure to timely pay the aforementioned premiums or insurance policies or the cancellation of said policies or any one of them without its immediate substitution with a similar policy.

h.	If any representation by the DEBTOR in this agreement or the LOAN application were intentionally false, materially incomplete or conducive to error.

i.
The future assignment, transfer, sale, or establishment of a lien or liens on the EQUIPMENT or on any or some of the interests of the DEBTOR and/or MARGO on the securities, instruments, or assets that constitute the collateral or guarantee of the LOAN, except when in favor of DORAL.

j.	The sale of the EQUIPMENT without written consent of DORAL.

k.
The appointment of an executor, judicial administrator, receiver or similar officer to take charge of any or some of the DEBTOR’S personal or real property or of any or part of the assets or businesses of the DEBTOR, if the same does not become null within the sixty (60) days immediately following the appointment.

l.
If any sentence or arbitration decision or an order from any litigation, administrative proceeding or arbitration is issued and becomes firm and final against the DEBTOR, for an amount of ONE HUNDRED THOUSAND DOLLARS ($100,000) or more and the same is not satisfied or bonded within sixty (60) days following the date issue date, or if any creditor takes possession of any property or properties from the DEBTOR and said possession is not terminated, be it by bonding the debt or a claim or desist or a dismissal or a termination to the claim, within sixty (60) days following the initial taking of possession.

m.
If the DEBTOR is dissolved or merges with any entity, or if the DEBTOR’s stock or the interests of MARGO CARIBE, INC. in the DEBTOR are mortgaged, liened, transferred, traded or assigned, except to entities controlled by MARGO CARIBE, INC., without the written consent of DORAL.

n.	If the DEBTOR does not obtain the title insurance policies describe in this agreement or if during the term of the LOAN any of these policies ceases to be in full force and effect.

THIRD: This agreement may not be assigned by the DEBTOR without the previous written consent of DORAL and DORAL is under no obligation to give this consent. Likewise, DORAL may freely assign this agreement to any person or entity and DORAL may freely sell the LOAN and/or one or more participations of the same to any entity. Subject to the above, this agreement will be in force and in effect between the parties and their inheritors, successors, trustees, and cessionaries.

FOURTH: The notifications between the parties under this agreement will be by certified mail with acknowledgement of receipt, with pre-paid postage, or by messenger with acknowledgment of receipt, with a copy by fax to the following addresses and fax numbers of the parties or to those that the parties notify in the future:

To DORAL:

Doral Bank
Doral Bank Plaza, Suite 800
1159 F.D. Roosevelt Avenue
Puerto Nuevo
San Juan, Puerto Rico 00920
Telecopier: (787) 767-9098

Attention:	Mr. Rolando Rodríguez Mancebo
Executive Vice President

To the DEBTOR:

MARGO STATE LINE, INC.
Call Box 1370
Dorado, P.R. 00646-1370

Attention:	Mr. Juan Bautista Medina Arroyo
President

FIFTH: This agreement will be interpreted in accordance with the laws of Puerto Rico and will be governed by the same.

SIXTH: In the event any litigation arises relative to this agreement, the LOAN or other documents relative to it, the parties will submit to the jurisdiction of the General Court of Justice of Puerto Rico.

SEVENTH: Should DORAL waive any or some of its rights under this agreement and the other documents in connection with the LOAN or its guarantees or collaterals does not imply nor should be interpreted as DORAL’s waiver of the rest of its rights under this agreement and will apply only and exclusively to the occasion on which said renunciation is made and to no other occasions.

EIGHTH: The titles and number and section letters, sections, paragraphs, or parts of this agreement are inserted only to facilitate its reading and in no way affect the substance content of the same.

NINTH: In this agreement, the feminine, the masculine and the neutral are used indistinctively, unless the text specifically suggests the contrary. The same occurs with plurals and singulars.

TENTH: It is the parties’ intention that all the clauses, terms and conditions present in the contract be obligatory, valid and binding as written. Nevertheless, if a court with jurisdiction on the subject should resolve in final and firm manner that a part of section of this agreement is not valid the way it is written for being too vague or too comprehensive, then the parties agree that said clause, section or part be valid and binding only to the maximum possible as determined by the court. On the other hand, if any clause, part or section of this agreement result illicit or illegal according to a firm and final determination of some court with jurisdiction, then the same shall be held as null and the rest of the contract will remain in full force and effect.

ELEVENTH: This agreement may be modified or amended only by a written document signed by all parties here present.

TWELFTH: The DEBTOR authorizes DORAL to pay directly to the offices of Francisco Pujol Meneses, Esq., with charge to the LOAN, legal fees incurred by the DEBTOR in the preparation and closing of the LOAN and all the documents relative to the same and all other expenses relative to the closing of this LOAN.

IN WITNESS WHEREOF, the parties grant and subscribe this agreement, as they agree it reflects total, complete, faithful and exactly what they have agreed, at the place and time indicated in the heading of this document.

DORAL BANK		MARGO STATE LINE, INC.

By:	/s/ Rolando Rodríguez Mancebo	By:	/s/ Juan Bautista Medina Arroyo
	ROLANDO RODRÍGUEZ MANCEBO		JUAN BAUTISTA MEDINA ARROYO
	Executive Vice President		President

Affidavit Number: 1607

Acknowledged and signed before me by Mr. Rolando Rodríguez Mancebo, of legal age, banker, married and resident of Guaynabo, Puerto Rico, in his capacity as Executive Vice President of Doral Bank, and by Mr. Juan Bautista Medina Arroyo, as President of Margo State Line, Inc., of legal age, proprietor, married and resident of Bayamón, Puerto Rico, both of whom I know personally. In San Juan, Puerto Rico, on the thirty-first (31st) of August, two thousand five (2005).

[SEAL]

/s/María del Rosario Pujol Thompson
Notary Public